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Exhibit 4.16

VOID AFTER 5:00 P.M., SAN DIEGO TIME, ON THE FIFTH ANNIVERSARY
OF THE DATE HEREOF

        THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Date: December 6, 2004	50,000 Shares of Common Stock
Warrant Number: GEN — W3

GENETRONICS BIOMEDICAL CORPORATION

COMMON STOCK PURCHASE WARRANT

        THIS CERTIFIES THAT, for value received, the persons listed on Exhibit "A", or their respective registered assigns, is entitled to purchase from GENETRONICS BIOMEDICAL CORPORATION, a corporation organized under the laws of the State of Delaware (the "Company"), at any time or from time to time during the period specified in Section 2 hereof, 50,000 fully paid and nonassessable shares of the Company's common stock, par value $0.001 per share ("Common Stock"), at an exercise price per share equal to $5,00 (the "Exercise Price"). The number of shares of Common Stock purchasable hereunder (the "Warrant Shares") and the Exercise Price are subject to adjustment as provided in Section 4 hereof.

        This Warrant is subject to the following terms, provisions and conditions:

        1.    Manner of Exercise; Issuance of Certificates; Payment for Shares.    Subject to the provisions hereof, this Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant, together with a completed Notice of Exercise in the form attached hereto (the "Notice of Exercise"), to the Company during normal business hours on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and payment to the Company in cash, by certified or official bank check or by wire transfer to the account of the Company, of the Exercise Price for the Warrant Shares specified in the Notice of Exercise. The Warrant Shares so purchased shall be deemed to be issued to the holder hereof, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered, the completed Notice of Exercise shall have been delivered, and payment shall have been made for such shares as set forth above or, if such date is not a business day, on the next succeeding business day. Physical certificates representing the number of Warrant Shares so purchased, as specified in the Notice of Exercise, shall (by the Company or through its transfer agent) be delivered (i.e., deposited with a nationally-recognized overnight courier service postage prepaid) to the holder hereof within a reasonable time, not exceeding two business days, after this Warrant shall have been so exercised (the "Delivery Period"). Any certificates so delivered shall be in such denominations as may be reasonably requested by the holder hereof, shall be registered in the name of such holder or such other name as shall be designated by such holder and, following the date on which the resale of the Warrant Shares has been registered under the Securities Act or the Warrant Shares otherwise may be sold by the holder pursuant to Rule 144 promulgated under the Securities Act (or a successor rule), shall not bear any restrictive legend. If this Warrant shall have been exercised only in part, then the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

        2.    Period of Exercise.    This Warrant shall be exercisable at any time and from time to time during the period beginning on the date of initial issuance of this Warrant (the "Issue Date") and ending at 5:00 p.m., Los Angeles time, on the fifth anniversary of the Issue Date (the "Exercise Period"). The Exercise Period shall automatically be extended by one (1) day for each day on which the Company does not have a number of shares of Common Stock reserved for issuance upon exercise hereof at least equal to the number of shares of Common Stock issuable upon exercise hereof.

        3.    Certain Agreements of the Company.    The Company hereby covenants and agrees as follows:

          (a)    Shares to be Fully Paid.    All Warrant Shares shall, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid and nonassessable and free from all taxes, liens, claims and encumbrances.

          (b)    Reservation of Shares.    During the Exercise Period, the Company shall at all times have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise in full of this Warrant.

          (c)    Certain Actions Prohibited.    The Company shall not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

          (d)    Successors and Assigns.    This Warrant shall be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets.

          (e)    Blue Sky Laws.    The Company shall, on or before the date of issuance of any Warrant Shares, take such actions as the Company shall reasonably determine are necessary to qualify the Warrant Shares for, or obtain exemption for the Warrant Shares for, sale to the holder of this Warrant upon the exercise hereof under applicable securities or "blue sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the holder of this Warrant prior to such date; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(e), (ii) subject itself to taxation in any such jurisdiction or (iii) file a consent to service of process in any such jurisdiction.

        4.    Adjustment Provisions.    During the Exercise Period, the Exercise Price and the number of Warrant Shares issuable hereunder shall be subject to adjustment from time to time as provided in this Section 4.

          (a)    Subdivision or Combination of Common Stock.    If the Company, at any time during the Exercise Period, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a greater number of shares, then, after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced. If the Company, at any time during the Exercise Period, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

          (b)    Consolidation, Merger or Sale.    In case of any consolidation of the Company with, or merger of the Company into, any other corporation or other entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company at any time during the Exercise Period, then as a condition of such consolidation, merger or sale or conveyance, adequate provision shall be made whereby the holder hereof shall have the right to acquire and receive upon exercise of this Warrant in lieu of the shares of Common Stock immediately theretofore acquirable upon the exercise of this Warrant, such shares of stock, securities, cash or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of this Warrant had this Warrant been exercised immediately prior to such consolidation, merger or sale or conveyance. In any such case, the Company shall make appropriate provision to ensure that the provisions of this Section 4 will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any consolidation, merger or sale or conveyance unless prior to the consummation thereof, the successor or acquiring entity (if other than the Company) and, if an entity different from the successor or acquiring entity, the entity whose securities into which the Common Stock shall become convertible or exchangeable in such transaction, assumes by written instrument the obligations under this Warrant and the obligations to deliver to the holder hereof such shares of stock, securities, cash or assets as, in accordance with the foregoing provisions, the holder may be entitled to acquire. Notwithstanding the foregoing, in the event of any consolidation of the Company with, or merger of the Company into, any other corporation or other entity, or the sale or conveyance of all or substantially all of the assets of the Company, at any time during the Exercise Period, the holder hereof shall, at its option, have the right to receive, in connection with such transaction, cash consideration equal to the fair market value of this Warrant as determined in accordance with customary valuation methodology used in the investment banking industry.

          (c)    Adjustment in Number of Shares.    Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 4, the number of shares of Common Stock issuable upon exercise of this Warrant at each such Exercise Price shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Warrant at such Exercise Price immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

          (d)    Additional Adjustment Provisions.    The following provisions shall be applicable to the making of adjustments in the Exercise Price and the number of Warrant Shares pursuant to this Section 4:

    (i)
    In the event that all or any part of the consideration received or paid by the Company in connection with any of the transactions described in this Section 4 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company in a manner reasonably acceptable to the holder of this Warrant.

    (ii)
    All calculations under this Section 4 shall be made to the nearest 1/l00th of a cent or 1/10,000th of a share of Common Stock, as the case may be. No adjustment to the Exercise Price (and, correspondingly, to the number of Warrant Shares) shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 4(f)(v)) would require an increase or decrease of at least 1% in such Exercise

      Price; provided, however, that any adjustment(s) that by reason of this Section 4(f)(v) are not required to be made shall be carried forward and taken into account upon the earlier of (A) any subsequent adjustment or (B) any exercise of this Warrant.

    (iii)
    Notwithstanding any other provision of this Warrant, no adjustment to the Exercise Price shall be made to the extent such adjustment would reduce the Exercise Price below the par value of the Common Stock.

          (e)    Notice of Adjustment.    Upon the occurrence of any event which requires any adjustment of the Exercise Price, then, and in each such case, the Company shall give notice thereof to the holder hereof, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease in the number of Warrant Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Such calculation shall be certified by the chief financial officer of the Company.

          (f)    Other Notices.    In case at any time:

    (i)
    there shall be any capital reorganization of the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into, or sale of all or substantially all of its assets to, another corporation or entity; or

    (ii)
    there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

  then, in each such case, the Company shall give to the holder of this Warrant (A) notice of the date or estimated date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable estimate thereof by the Company) when the same shall take place. Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least fifteen (15) days prior to the record date or the date on which the Company's books are closed in respect thereto. Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above. Notwithstanding the foregoing, the Company shall publicly disclose the substance of any notice delivered hereunder prior to delivery of such notice to the holder hereof.

          (g)    Certain Events.    If, at any time during the Exercise Period, any event occurs of the type contemplated by the adjustment provisions of this Section 4 but not expressly provided for by such provisions, the Company shall give notice of such event as provided in Section 4(g) hereof, and an appropriate adjustment in the Exercise Price and the number of Warrant Shares shall be made so that the rights of the holder shall be neither enhanced nor diminished by such event.

          (h)    Definition of Common Stock.    "Common Stock" shall include, for purposes of this Section 4, the Common Stock and any additional class of stock of the Company having no preference as to dividends or distributions on liquidation, provided that the shares purchasable pursuant to this Warrant shall include only Common Stock in respect of which this Warrant is exercisable, or shares resulting from any subdivision or combination of such Common Stock, or in the case of any reorganization, reclassification, consolidation, merger, or sale of the character referred to in Section 4(c) hereof, the stock or other securities or property provided for in such Section.

        5.    Issue Tax.    The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the holder of this Warrant or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the holder of this Warrant.

        6.    No Rights on Liabilities as a Stockholder.    This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision of this Warrant, in the absence of affirmative action by the holder hereof to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

        7.    Transfer, Exchange and Replacement of Warrant

          (a)    Restriction on Transfer.    This Warrant and the rights granted to the holder hereof are transferable, in whole or in part, in accordance with the requirements of state and federal securities laws, upon surrender of this Warrant, together with a properly executed assignment in the form attached hereto, at the office or agency of the Company referred to in Section 7(e) below, provided, however, that any transfer or assignment shall be subject to the conditions set forth in Section 7(f) hereof. Until due presentment for registration of transfer on the books of the Company, the Company may treat the registered holder hereof as the owner and holder hereof for all purposes, and the Company shall not be affected by any notice to the contrary.

          (b)    Warrant Exchangeable for Different Denominations.    This Warrant is exchangeable, upon the surrender hereof by the holder at the office or agency of the Company referred to in Section 7(e) below, for new warrants of like tenor of different denominations representing in the aggregate the right to purchase the number of shares of Common Stock which may be purchased hereunder, each of such new warrants to represent the right to purchase such number of shares (at the Exercise Price therefor) as shall be designated by the holder hereof at the time of such surrender, and all such warrants thereafter constituting the Warrant referenced herein.

          (c)    Replacement of Warrant.    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, shall execute and deliver, in lieu thereof, a new Warrant of like tenor.

          (d)    Cancellation; Payment of Expenses.    Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in this Section 7, this Warrant shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by the Holder or transferees) and charges payable in connection with the preparation, execution, and delivery of any Warrant pursuant to this Section 7.

          (e)    Warrant Register.    The Company shall maintain, at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

          (f)    Exercise or Transfer Without Registration.    If, at the time of the surrender of this Warrant in connection with any exercise, transfer, or exchange of this Warrant, this Warrant (or, in the case of any exercise, the Warrant Shares issuable hereunder), shall not be registered under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such exercise, transfer, or exchange, (i) that the holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such exercise, transfer, or exchange may be made without registration under the Securities Act and under applicable state securities or blue sky laws (the cost of which shall be borne by the Company if the Company's counsel renders such an opinion, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an "accredited investor" as defined in Rule 501 (a) promulgated under the Securities Act; provided, however,, that no such opinion, letter, or status as an "accredited investor" shall be required in connection with a transfer pursuant to Rule 144 under the Securities Act.\

        8.    Registration Rights.    By April 30, 2005, the Issuer shall include all of the shares of Common Stock purchased or purchasable upon the exercise of this Warrant (the "Registrable Shares") within a registration statement filed by the Company covering shares of its Common Stock.

        9.    No Fractional Shares.    No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Market Price (as determined by reference to the last price reported by Bloomberg Financial Markets or, if not available, another recognized price reporting service) of a share of Common Stock on the date of such exercise.

        10.    Notices.    Any notices required or permitted to be given under the terms of this Warrant shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier, or by confirmed telecopy, in each case addressed to a party. The initial addresses for such communications shall be as follows, and each party shall provide notice to the other parties of any change in such party's address:

    If to the Company:

      Genetronics Biomedical Corporation
      11494 Sorrento Valley Road
      San Diego, California 92121
      Facsimile:
      Attention: Chief Executive Officer

    If to the holder:

      Sorrento Center, a Tenancy in Common
      c/o Collins Development Company, Manager
      11750 Sorrento Valley Road, Suite 209
      San Diego, California 92121
      Facsimile: (858) 259-5694
      Attention: President, Asset Management Group

        11.    Indemnification by Company.    The Company shall hold harmless and indemnify the holder of this Warrant from and against, and shall compensate and reimburse such holder for, any damages which are directly or indirectly suffered or incurred by such holder or to which such holder may otherwise become subject (regardless of whether or not such damages relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with any breach of any of the Company's covenants set forth herein. In the event of the assertion or commencement by any person of any claim or legal proceeding with respect to which the holder may have indemnification rights pursuant to this Section 11, the holder shall promptly notify the Company thereof in writing, but the failure to so notify the Company shall not limit the holder's rights to indemnification hereunder, except to the extent the Company demonstrates that the defense of such action is prejudiced by the failure to so give such notice.

        12.    Miscellaneous

          (a)    Governing Law; Jurisdiction.    This Warrant shall be governed by and construed in accordance with the laws of the State of California. The Company irrevocably consents to the exclusive jurisdiction of the United States federal courts and state courts located in the State of California, County of San Diego in any suit or proceeding based on or arising under this Warrant and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives any objection to the laying of venue and the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by certified or registered mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the holder's right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

          (b)    Amendment and Waiver.    This Warrant and any provision hereof may only be amended by an instrument in writing signed by the Company and the holder hereof. The failure of any party to enforce any of the provisions of this Warrant shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Warrant in accordance with its terms.

          (c)    Prevailing Party's Costs and Expenses.    The prevailing party in any mediation, arbitration or legal action to enforce or interpret this Warrant shall be entitled to recover from the non-prevailing party all costs and expenses, including reasonable attorneys' fees, incurred in such action or proceeding.

          (d)    Construction.    Whenever the context requires, the gender of any word used in this Warrant includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Warrant, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of the several Sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

        13.    Issuance of Shares Via Exercise of the Warrant.    The Company acknowledges that it is issuing this Warrant to acquire 50,000 shares to Sorrento Center, a tenancy in common, composed of individuals, trusts and corporations. If this Warrant is exercised, the Shares shall be issued to the individual tenants in common in such percentages set forth on Exhibit "A".

        IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date first above written.

GENETRONICS, BIOMEDICAL CORPORATION
		By:	/s/ PETER KIES Name: Peter Kies Title: Chief Financial Officer
Attest:
By:	/s/ DOUGLAS MURDOCK Name: Douglas Murdock Title: Secretary

NOTICE OF EXERCISE

To:
Genetronics Biomedical Corporation
[ADDRESS]
Attention: Chief Executive Officer

        (1)   The undersigned holder hereby irrevocably exercises the right to purchase            shares of the Common Stock of Genetronics Biomedical Corporation, a corporation organized under the laws of the State of Delaware (the "Company"), evidenced by the attached Warrant, and herewith makes payment of the Exercise Price with respect to such shares in full.

        (2)   The undersigned holder hereby confirms, acknowledges and agrees that (a) the shares of Common Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, (b) the holder will not offer, sell, transfer or otherwise dispose of any Common Stock obtained upon exercise of the Warrant, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws, and (c) the holder is an "accredited investor" as that term is defined in Rule 50l(a) of Regulation D under the Securities Act of 1933, as amended.

        (3)   Please issue a certificate or certificates representing such shares of Common Stock in the name of the undersigned holder or such other name as is specified below:

(Name)

        (4)   Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned holder and delivered to the holder at the address set forth below:

Printed Name of Holder
Signature of Holder
Date
Address:

ASSIGNMENT FORM

        FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the attached Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	No. of Shares

and does hereby irrevocably constitute and appoint the Secretary of Genetronics Biomedical Corporation, a corporation organized under the laws of the State of Delaware (the "Company") as its true and lawful attorney-in-fact to make such transfer on the books of the Company, maintained for that purpose, with full power of substitution in the premises.

Printed Name of Holder (must correspond exactly to the name on the face of the Warrant)
Signature of Holder
Title of Signing Officer or Agent if Holder is Not an Individual
Date

        The undersigned Assignee represents and warrants to the Company that this Warrant and the shares of stock to be issued upon exercise hereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of the Warrant or any shares of stock to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws. Further, the undersigned Assignee represents and warrants that upon exercise of this Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of stock so purchased are being acquired for investment and not with a view toward distribution or resale.

Printed Name of Assignee
Signature of Assignee
Date

EXHIBIT A

Names of Owners; Percentage Interests

Name of Owners	Percentage Interests
Collins Development Company	15.742%
Arlin Miller Multiples, a California limited partnership	26.3395%
Roger R. and Sally J. Post, Trustees of the Roger R. Post Family Trust dated January 7, 1983	26.3395%
Tatiana Lansche, Trustee of the Lansche Trust A of the Lansche Family Trust dated March 31, 2000	7.89475%
Tatiana Lansche, Trustee of the Lansche Trust C of the Lansche Family Trust dated March 31, 2000	7.89475%
Kent M. Scudder, Trustee of the Kent M. Scudder Family Trust dated January 11, 1985	15.7895%

TOTAL	100%

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  Exhibit 4.16
GENETRONICS BIOMEDICAL CORPORATION COMMON STOCK PURCHASE WARRANT
NOTICE OF EXERCISE
ASSIGNMENT FORM
EXHIBIT A Names of Owners; Percentage Interests